Exhibit 99.1

Nuvation Bio Reports Second Quarter 2025 Financial Results and Provides Business Update

Received U.S. Food and Drug Administration (FDA) approval for IBTROZI™ (taletrectinib), a next-generation oral treatment for advanced ROS1-positive (ROS1+) non-small cell lung cancer (NSCLC) on June 11, 2025

Successfully started 70 patients on IBTROZI as of July 31, 2025, approximately seven weeks after U.S. FDA approval

National Comprehensive Cancer Network® added taletrectinib (IBTROZI) as a Preferred Option to Clinical Practice Guidelines in Oncology for advanced ROS1+ NSCLC on June 20, 2025

Strong balance sheet with cash, cash equivalents, and marketable securities of $607.7 million as of June 30, 2025

Company to host a conference call today at 8:00 a.m. ET

New York, August 7, 2025 – Nuvation Bio Inc. (NYSE: NUVB), a global oncology company tackling some of the toughest challenges in cancer treatment, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

“With FDA approval of IBTROZI, we’re proud of our swift evolution into a commercial-stage company executing across functions to deliver a differentiated therapy to 70 patients in just seven weeks,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “Since our launch, we have had the opportunity to make a difference for patients at all different stages of their journey with advanced ROS1-positive NSCLC, including those who are TKI-naïve, those who have progressed on another TKI or early-line treatment, and those who have switched from prior therapy due to tolerability issues or desire for a brain-penetrant, next generation ROS1 TKI. We were also very pleased by the incredibly rapid designation of taletrectinib (IBTROZI) as a preferred option in the NCCN guidelines for advanced ROS1-positive NSCLC across lines of therapy. This recommendation is driven by IBTROZI’s efficacy, safety, and once-daily dosing that further underscore its potential to redefine the standard of care.”

Dr. Hung continued, “Meanwhile, we’re advancing our broader pipeline with urgency, moving safusidenib toward one or more pivotal trials in IDH1-mutant glioma and advancing NUV-1511 through an early study in advanced solid tumors. We look forward to sharing our progress from these programs later this year.”

Second Quarter 2025 and Recent Corporate Highlights:

IBTROZI (taletrectinib), ROS1 inhibitor: Advanced ROS1+ NSCLC

•	In June 2025, the Company received U.S. FDA approval for IBTROZI (taletrectinib) for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC.

•

As of July 31, 2025, 70 patients have started treatment with IBTROZI, driven by prescriptions from over 50 different prescribers across community centers, academic centers, and integrated delivery networks.

•

In June 2025, the Company announced that taletrectinib (IBTROZI) has been added as a Preferred Agent in the latest National Comprehensive Cancer Network® Clinical Practice Guidelines (NCCN Guidelines®) in Oncology for NSCLC, updated on June 20. Specifically, the NCCN Guidelines® now include taletrectinib (IBTROZI) as a Preferred Agent for both first-line and subsequent therapy for ROS1+ NSCLC, including specific recommendations for those with brain metastases and resistance mutations.

•

In May 2025, the Company presented new data from a matching-adjusted indirect comparison study evaluating IBTROZI versus entrectinib in ROS1+ NSCLC in a poster session at ISPOR 2025, the Professional Society for Health Economics and Outcomes Research’s annual conference, demonstrating significantly improved outcomes for IBTROZI in TKI-naïve ROS1+ NSCLC.

Safusidenib, mIDH1 inhibitor: Diffuse IDH1-mutant glioma

•

The Company published an updated trial design of the randomized Phase 2 study of safusidenib in diffuse IDH1-mutant glioma, which will now evaluate maintenance treatment with safusidenib against placebo in high grade IDH1-mutant glioma.

•	Discussions with the FDA regarding registration-enabling trials of safusidenib are ongoing, and the Company plans to provide additional updates in the second half of 2025.

NUV-1511, drug-drug conjugate (DDC): Advanced solid tumors

•	The Company expects to provide an update from the Phase 1/2 dose escalation study of NUV-1511 in the second half of 2025.

Corporate Updates

•

In June 2025, the Company received $200 million as part of non-dilutive financing agreements with Sagard Healthcare Partners, including $150 million in royalty interest financing and $50 million under a term loan following U.S. FDA approval of IBTROZI. The Company has access to an additional $50 million under the term loan at its option until June 30, 2026.

Second Quarter 2025 Financial Results

As of June 30, 2025, Nuvation Bio had cash, cash equivalents, and marketable securities of $607.7 million.

Product Revenue, Net

On June 11, 2025, we announced that the FDA approved IBTROZI (taletrectinib) for the treatment of adult patients with locally advanced or metastatic ROS1+ non-small cell lung cancer (“NSCLC”). To date, our only source of product revenue has been from the U.S. sales of IBTROZI. We began shipping IBTROZI to our U.S. customers in June 2025. Product revenue, net from U.S. sales of IBTROZI was approximately $1.2 million for the three months ended June 30, 2025. This product revenue was generated from channel stocking and new patient starts for only 13 business days from FDA approval to the end of June. Some of these new patient starts were enrolled in our Free Trial Program, which typically runs for only one month, to allow patients to receive needed treatment immediately without waiting for reimbursement approval. We expect patients on this program to generate full commercial revenue in their second month on IBTROZI, and therefore in the third quarter of 2025. To provide a better view on launch dynamics, the Company has disclosed that as of July 31, 2025, 70 patients have started IBTROZI.

Collaboration and License Agreements Revenue

For the three months ended June 30, 2025, collaboration and license agreements revenue was $3.6 million, compared to $1.4 million for the three months ended June 30, 2024. The increase was primarily due to a $0.9 million increase in products supply, a $0.2 million increase in royalty revenue and a $1.1 million increase in research and development service revenue under the collaboration agreement with Innovent. The Company anticipates taletrectinib will be listed on China’s National Reimbursement Drug List in 2026.

Operating Expenses

For the three months ended June 30, 2025, research and development expenses were $27.4 million, compared to $29.3 million for the three months ended June 30, 2024. The decrease was due to a $4.3 million decrease in third-party costs as the prior period included costs for the preparation of a New Drug Application (NDA) for taletrectinib for submission to the U.S. FDA and a $1.8 million decrease due to a shift of manufacturing activities toward commercial drug production, offset by a $3.2 million increase in salaries and other benefits driven by the increase in headcount and a $1.0 million increase in stock compensation primarily related to a one-time charge for the vesting of performance-based awards upon receiving U.S. FDA approval of taletrectinib.

For the three months ended June 30, 2025, selling, general, and administrative expenses were $38.5 million, compared to $16.2 million for the three months ended June 30, 2024. The increase was due to a $10.9 million increase in sales and marketing expenses, a $10.3 million increase in personnel-related costs as a result of the increase in headcount, a $1.5 million increase in stock compensation primarily related to a one-time charge for the vesting of performance-based awards upon receiving U.S. FDA approval of taletrectinib, a $0.9 million increase in other expenses as a result of systems built to prepare for the commercial launch of taletrectinib, and a $0.4 million increase in occupancy expenses offset by a $0.6 million decrease in professional fees, a $0.5 million decrease in legal fees, and a $0.6 million decrease in foreign currency impact.

For the three months ended June 30, 2025, Nuvation Bio reported a net loss of $59.0 million, or $(0.17) per share. The net loss for the comparable period in 2024 was $462.5 million, or $(1.89) per share, which was driven by the acquisition of AnHeart Therapeutics.

Conference Call and Webcast

Nuvation Bio will host a conference call and webcast on Thursday, August 7, 2025, at 8:00 a.m. ET to discuss its financial results and business updates for the second quarter of 2025.

Investors and the general public are invited to listen to the live webcast and may register on the Investor Relations section of the Nuvation Bio website. To access the live conference call, participants can dial +1 833-470-1428 (U.S. toll-free) and enter access code 926066. An archived recording will be available on Nuvation Bio’s website for 90 days following the event.

About ROS1+ NSCLC

Each year, more than one million people globally are diagnosed with non-small cell lung cancer (NSCLC), the most common form of lung cancer. It is estimated that approximately 2% of patients with NSCLC have ROS1+ disease. About 35% of patients newly diagnosed with metastatic ROS1+ NSCLC have tumors that have spread to their brain. The brain is also the most common site of disease progression, with about 50% of previously treated patients developing CNS metastases. Despite recent progress for patients with ROS1+ NSCLC, there remains a need for more effective and tolerable treatment options.

About IBTROZI

IBTROZI is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor therapy approved for the treatment of adult patients with advanced ROS1-positive non-small cell lung cancer. Learn more at IBTROZI.com.

About the TRUST Clinical Program

The TRUST clinical program evaluating IBTROZI for the treatment of adult patients with advanced ROS1+ NSCLC included two Phase 2 single-arm pivotal studies: TRUST-I (NCT04395677) in China, which enrolled 173 patients, and TRUST-II (NCT04919811), a global study, which enrolled 164 patients. The primary endpoint of these registrational studies is confirmed objective response rate (cORR) as assessed by an independent review committee (IRC). Secondary endpoints include intracranial cORR, duration of response, progression-free survival, and safety.

Indication

IBTROZI is indicated for the treatment of adult patients with locally advanced or metastatic ROS1+ non-small cell lung cancer (NSCLC).

IMPORTANT SAFETY INFORMATION FOR IBTROZITM (taletrectinib)

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Hepatotoxicity, including drug-induced liver injury and fatal adverse reactions, can occur. 88% of patients experienced increased AST, including 10% Grade 3/4. 85% of patients experienced increased ALT, including 13% Grade 3/4. Fatal liver events occurred in 0.6% of patients. Median time to first onset of AST or ALT elevation was 15 days (range: 3 days to 20.8 months).

Increased AST or ALT each led to dose interruption in 7% of patients and dose reduction in 5% and 9% of patients, respectively. Permanent discontinuation was caused by increased AST, ALT, or bilirubin each in 0.3% and by hepatotoxicity in 0.6% of patients.

Concurrent elevations in AST or ALT ≥3 times the ULN and total bilirubin ≥2 times the ULN, with normal alkaline phosphatase, occurred in 0.6% of patients.

Interstitial Lung Disease (ILD)/Pneumonitis: Severe, life-threatening, or fatal ILD or pneumonitis can occur. ILD/pneumonitis occurred in 2.3% of patients, including 1.1% Grade 3/4. One fatal ILD case occurred at the 400 mg daily dose. Median time to first onset of ILD/pneumonitis was 3.8 months (range: 12 days to 11.8 months).

ILD/pneumonitis led to dose interruption in 1.1% of patients, dose reduction in 0.6% of patients, and permanent discontinuation in 0.6% of patients.

QTc Interval Prolongation: QTc interval prolongation can occur, which can increase the risk for ventricular tachyarrhythmias (e.g., torsades de pointes) or sudden death. IBTROZI prolongs the QTc interval in a concentration-dependent manner.

In patients who received IBTROZI and underwent at least one post baseline ECG, QTcF increase of >60 msec compared to baseline and QTcF >500 msec occurred in 13% and 2.6% of patients, respectively. 3.4% of patients experienced Grade ≥3. Median time from first dose of IBTROZI to onset of ECG QT prolongation was 22 days (range: 1 day to 38.7 months). Dose interruption and dose reduction each occurred in 2.8% of patients.

Significant QTc interval prolongation may occur when IBTROZI is taken with food, strong and moderate CYP3A inhibitors, and/or drugs with a known potential to prolong QTc. Administer IBTROZI on an empty stomach. Avoid concomitant use with strong and moderate CYP3A inhibitors and/or drugs with a known potential to prolong QTc.

Hyperuricemia: Hyperuricemia can occur and was reported in 14% of patients, with 16% of these requiring urate-lowering medication without pre-existing gout or hyperuricemia. 0.3% of patients experienced Grade ≥3. Median time to first onset was 2.1 months (range: 7 days to 35.8 months). Dose interruption occurred in 0.3% of patients.

Myalgia with Creatine Phosphokinase (CPK) Elevation: Myalgia with or without CPK elevation can occur. Myalgia occurred in 10% of patients. Median time to first onset was 11 days (range: 2 days to 10 months).

Concurrent myalgia with increased CPK within a 7-day time period occurred in 0.9% of patients. Dose interruption occurred in 0.3% of patients with myalgia and concurrent CPK elevation.

Skeletal Fractures: IBTROZI can increase the risk of fractures. ROS1 inhibitors as a class have been associated with skeletal fractures. 3.4% of patients experienced fractures, including 1.4% Grade 3. Some fractures occurred in the setting of a fall or other predisposing factors. Median time to first onset of fracture was 10.7 months (range: 26 days to 29.1 months). Dose interruption occurred in 0.3% of patients.

Embryo-Fetal Toxicity: Based on literature, animal studies, and its mechanism of action, IBTROZI can cause fetal harm when administered to a pregnant woman.

ADVERSE REACTIONS

Among patients who received IBTROZI, the most frequently reported adverse reactions (≥20%) were diarrhea (64%), nausea (47%), vomiting (43%), dizziness (22%), rash (22%), constipation (21%), and fatigue (20%). The most frequently reported Grade 3/4 laboratory abnormalities (≥5%) were increased ALT (13%), increased AST (10%), decreased neutrophils (5%), and increased creatine phosphokinase (5%).

DRUG INTERACTIONS

•	Strong and Moderate CYP3A Inhibitors/CYP3A Inducers and Drugs that Prolong the QTc Interval: Avoid concomitant use.

•

Gastric Acid Reducing Agents: Avoid concomitant use with PPIs and H2 receptor antagonists. If an acid-reducing agent cannot be avoided, administer locally acting antacids at least 2 hours before or 2 hours after taking IBTROZI.

OTHER CONSIDERATIONS

•	Pregnancy: Please see important information in Warnings and Precautions under Embryo-Fetal Toxicity.

•	Lactation: Advise women not to breastfeed during treatment and for 3 weeks after the last dose.

•	Effect on Fertility: Based on findings in animals, IBTROZI may impair fertility in males and females. The effects on animal fertility were reversible.

•	Pediatric Use: The safety and effectiveness of IBTROZI in pediatric patients has not been established.

•

Photosensitivity: IBTROZI can cause photosensitivity. Advise patients to minimize sun exposure and to use sun protection, including broad-spectrum sunscreen, during treatment and for at least 5 days after discontinuation.

Please see accompanying full Prescribing Information.

About Nuvation Bio

Nuvation Bio is a global oncology company focused on tackling some of the toughest challenges in cancer treatment with the goal of developing therapies that create a profound, positive impact on patients’ lives. Our diverse pipeline includes taletrectinib (IBTROZI™), a next-generation ROS1 inhibitor; safusidenib, a brain-penetrant IDH1 inhibitor; NUV-1511, an innovative drug-drug conjugate (DDC) designed for targeted cancer treatment; and NUV-868, a BD2-selective BET inhibitor.

Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, visit www.nuvationbio.com or follow the company on LinkedIn and X (@nuvationbioinc).

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding IBTROZI’S therapeutic and commercial potential, our expectations for the advancement of our clinical programs including safusidenib and NUV-1511, our expectations regarding regulatory and reimbursement developments, and the strength of Nuvation Bio’s balance sheet. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and commercialization, and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; physician and patient behavior; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on August 7, 2025 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

Unaudited

(In thousands, except share and per share data)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$247,970	$35,723
Accounts receivable, net of allowance for credit loss of $nil and nil, respectively	2,693	12,722
Inventory	552	—
Prepaid expenses and other current assets	8,257	7,271
Marketable securities	359,752	466,969
Interest receivable on marketable securities	3,984	3,570

Total current assets	623,208	526,255
Property and equipment, net of accumulated depreciation of $1,042 and $874, respectively	615	586
Intangible assets, net of accumulated amortization of $925 and $448, respectively	12,145	4,622
Operating lease right-of-use assets	4,641	2,402
Other non-current assets	6,616	6,761

Total assets	$647,225	$540,626

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,419	$6,348
Current operating lease liabilities	1,808	1,663
Contract liabilities, current portion	9,725	11,117
Liability related to revenue interest financing agreement	2,823	—
Short-term borrowings	5,583	6,283
Accrued expenses	23,998	32,833

Total current liabilities	66,356	58,244
Warrant liability	2,350	2,053
Contract liabilities, net of current portion	12,459	15,572
Non-current operating lease liabilities	3,399	969
Non-current liability related to revenue interest financing agreement, net of current portion and deferred financing costs of $4,662 and $0 as of June 30, 2025 and December 31, 2024	142,780	—
Long-term borrowings, net of current portion and deferred financing costs of $3,276 and $0 as of June 30, 2025 and December 31, 2024	46,974	—

Total liabilities	274,318	76,838

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of June 30, 2025 and December 31, 2024, 342,233,563 (Class A 341,233,563, Class B 1,000,000) and 337,837,872 (Class A 336,837,872, Class B 1,000,000) shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	1,396,220	1,373,958
Accumulated deficit	(1,022,986)	(910,743)
Accumulated other comprehensive income	(327)	573

Total stockholders’ equity	372,907	463,788

Total liabilities and stockholders’ equity	$647,225	$540,626

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$1,238	$—	$1,238	$1,435
Collaboration and license agreements revenue	3,595	1,435	6,679

Total revenues	4,833	1,435	7,917	1,435

Cost of revenue	2,576	1,347	4,670	1,347

Gross profit	2,257	88	3,247	88
Operating expenses:
Research and development	27,362	29,247	51,963	42,089
Acquired in-process research and development	—	425,070	—	425,070
Selling, general and administrative	38,484	16,156	73,877	23,513

Total operating expenses	65,846	470,473	125,840	490,672

Loss from operations	(63,589)	(470,385)	(122,593)	(490,584)

Other income (expense):
Interest income	4,780	7,144	10,101	14,274
Interest expense	(421)	(132)	(475)	(132)
Investment advisory fees	(182)	(247)	(385)	(512)
Change in fair value of warrant liability	454	1,135	(297)	(324)
Realized (loss) gain on marketable s ecurities	(1)	(7)	2	(6)
Net loss on disposal of fixed assets	(34)	—	(34)	—
Other (expense) income	(14)	—	1,438	—

Total other income (expense), net	4,582	7,893	10,350	13,300

Loss before income taxes	(59,007)	(462,492)	(112,243)	(477,284)
Provision for income taxes	—	—	—	—

Net loss	$(59,007)	$(462,492)	$(112,243)	$(477,284)

Net loss attributable to common stockholders
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(1.89)	$(0.33)	$(2.06)

Weighted average common shares outstanding, basic and diluted	340,746	244,738	339,685	231,893

Comprehensive loss:
Net loss	$(59,007)	$(462,492)	$(112,243)	$(477,284)
Other comprehensive loss, net of taxes:
Currency translation adjustment	(646)	148	(182)	148
Change in unrealized loss on available-for-sale securities	(225)	(245)	(718)	(1,595)

Comprehensive loss	$(59,878)	$(462,589)	$(113,143)	$(478,731)